February 10, 1999



Mr. Edward A. Blechschmidt
1550 Mt. Pleasant Road
Villanova, PA 19085

Dear Ed:

This Letter Agreement will serve to outline the key points to which you and Olsten Corporation ("Olsten" or the "Company") have agreed. It is further agreed to by the parties hereto that these key points will, as soon as possible hereafter, be incorporated into a standard Employment Agreement between you and the Company, which agreement will be of the nature customarily entered into between a Chief Executive Officer and a public company.
The key terms are as follows:

1. Title and Salary - Effective 2/10/99, you will be named the Chief Executive Officer of the Company, and be appointed a member of its Board of Directors. Your base salary will be increased to $750,000 per annum, which base salary will be reviewed annually, but cannot be reduced.

2. Bonus - Your targeted bonus will be at 80% of your base salary ("Targeted Bonus"). For fiscal years 1999 and 2000, a bonus equal to 50% of base will be a guaranteed minimum.

3. Stock Options and Performance Based-Stock Awards - You are hereby granted, under the terms of the Company's 1994 Stock Incentive Plan (the "SOP"), 150,000 options to acquire Olsten's $.10 par value common stock ( the "Common Stock"), vesting over 5 years.* The performance-based stock award previously granted to you in Section 5 of the Letter Agreement of September 11, 1998 between you and the Company is replaced in its entirety as follows:
         a.) Should the Common Stock, any time prior to Dec. 31, 2000, Trade (defined as a publicly quoted trade on the NYSE or any other stock market, or a private transaction which is a part of a Change of Control (as hereinafter defined)) at or greater than $15 per share, you will be awarded 60,467 restricted shares of the Common Stock ( ($15 - $5.93) x (100,000/15) ), which shares shall vest 1/3 immediately on the date of grant, the next 1/3 on the 1st anniversary of the original grant, and the remaining 1/3 on the 2nd anniversary thereof.



    __________
     * These options are in addition to the 200,000 options previously granted to you on October 19, 1998 at an exercise price of $5.9375 per share.








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         b.)  In addition,  should Olsten's Common Stock, any time prior to Dec.
              31, 2001, Trade at or greater than $25 per share, you will be awarded 76,280 restricted shares of the Common Stock ( ($25 - $5.93) x (100,000/25) ), which shares shall vest on the same basis as per Paragraph 3., subsection a., above.

     On a Change of Control (as hereinafter defined), any restricted shares of the Common Stock previously awarded under this performance-based stock award shall immediately vest.

4. Term of Employment Agreement- The term of this Employment Agreement shall be 3 years with automatic renewals in 2 year increments, unless 3 month prior to renewal notice not to renew is given. Should notice not to renew be given, 24 months of Total Compensation (defined as your then current annual salary plus the average of your Targeted Bonus for that year and the prior year's actual bonus) shall be paid to you lump sum as severance on the last date of the Employment Agreement's term. In addition, you and your dependents then currently covered by the plans will continue to be covered for a period of 18 months, at no additional cost to you other than your then current contributions, under the Company's medical, dental and vision care benefit plans (the "Medical Plan Benefits"). Further thereto, all stock options then held by you which would otherwise become vested within 18 months of your termination shall become immediately vested and exercisable and shall remain exercisable for a period of 90 days after termination of your employment.

5.   Early Termination:
     o Termination For Cause (to be defined to your and the Company's satisfaction) - compensation ceases at once; any unused vacation shall be paid;
     o Voluntary Termination (other than on a Change of Control) - compensation ceases as of date of departure. Any unused vacation and any bonus earned shall be paid, provided, however, as to the bonus only, you have worked through the end of the fiscal year;
     o Involuntary Termination (other than on a Change of Control) - all unvested stock options previously granted to you which would otherwise become vested within 18 months of your termination shall become immediately vested and exercisable and, with regard to stock options granted to you in 1998 and 1999, 50% of each such years' grants will, if not already vested, become immediately vested and exercisable, and all vested options shall remain exercisable for a period of 90 days after termination of your employment; plus, on date of termination, a lump sum severance payment equal to 2 years Total Compensation shall be paid to you; plus the Medical Plan Benefits will be provided as per Paragraph 4, above.

6.   Change of Control:
     o Upon a Change of Control and a subsequent material diminution of your current responsibilities as Chief Executive Officer of a public company should you voluntarily leave the Company or should you be involuntarily terminated, you shall receive a lump sum severance payment equal to the product of 2 x (your then current annual salary + Targeted Bonus).





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     o  The term  Change of  Control  as used  herein  shall  have,  except  for changing 25% to 40% as regards total voting power of all classes of capital stock, the same meaning as that term is defined in the SOP. The parties hereto have agreed in the drafting of your Employment Agreement to resolve how best to provide for tax effective distribution of any excise tax imposed on you by Section 4999 of the Internal Revenue Code upon a Change of Control.

7.   Other:
     o SERP - Effective with the date of this Letter Agreement, you will be credited with 10 years service for purposes of calculating your benefit under the Company's Supplemental Executive Retirement Plan ("SERP"), and, provided you remain in the employ of the Company, you will vest in such benefit as per the following schedule:
                  2/10/99  -  50%
                  2/10/00  -  60%
                  2/10/01  -  70%
                  2/10/02  -  80%
                  2/10/03  -  90%
                  2/10/04  - 100%
        For calculation of "Earnings" as defined in the SERP, in the absence of historical data, Targeted Total Compensation (defined as the sum of your initial base salary and Targeted Bonus hereunder) will be substituted. Notwithstanding anything to the contrary in this Letter Agreement, the parties hereto agree that any discussion of the SERP herein may require modification so as to preserve the intent of this Letter Agreement within the framework of the SERP, as currently exists.
     o Country Club Membership and Dues- all costs associated with a new country club membership will be fully paid by Olsten;
     o Relocation Expenses - you will be entitled to 3rd party (commission/fee) buy-out assistance of your current residence based upon a fair market appraisal.

Sincerely,

OLSTEN CORPORATION

/s/ William P. Costantini
_________________________________
By: William P. Costantini
    Executive Vice President


Agreed to by:

/s/ Edward A. Blechschmidt                                     2-10-99
__________________________________                             ___________
Edward A. Blechschmidt                                         Date